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   EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)




                                        THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,
                                        ---------------------------         -------------------------
                                           1995             1994              1995            1994
                                           ----             ----              ----            ----
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Average shares outstanding                  8,658           8,533            8,648                8,524


Net effect of dilutive stock options,
  based on the treasury stock method           58              94               48                   91
                                            -----           -----            -----                -----


Total shares used in computation            8,716           8,627            8,696                8,615
                                            =====           =====            =====                =====


Net income                                 $2,859          $2,018           $7,111               $6,643
                                            =====           =====            =====                =====


Net income per share                       $  .33          $  .23           $  .82               $  .77
                                            =====           =====            =====                =====





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